CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N1-A of Investment Managers Series Trust II and to the use of our report dated March 30, 2021 on the financial statements and financial highlights of the Cannabis Growth Fund, a series of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which are also incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 28, 2021